UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2009

MILESTONE SCIENTIFIC INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14053	13-3545623
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey	07034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 535-2717

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 1, 2009, Leonard Osser was appointed as Milestone’s Chief Executive Officer. Mr. Osser had been Milestone’s Interim Chief Executive Officer since March 2009. Mr. Osser previously served as Milestone’s Chief Executive Officer from 1991 to 2007.

Pursuant to his appointment as Chief Executive Officer, Mr. Osser entered into an Employment Agreement (the “Agreement”) with Milestone, effective September 1, 2009. The term of the Agreement is for a five year period ending on August 31, 2014. Under the Agreement, Mr. Osser will receive a base compensation of $300,000 per year. In addition, Mr. Osser may earn annual bonuses up to an aggregate of $400,000, payable one half in cash and one half in common stock, contingent upon Milestone achieving predetermined goals and targets as defined in the Agreement.

In addition, if in any year of the term of the Agreement Mr. Osser earns a bonus, he shall also be granted five-year stock options to purchase twice the number of shares earned. Each such option is to be exercisable at a price per share equal to the fair market value of a share on the date of grant (110% of the fair market value if Mr. Osser is a 10% or greater stockholder on the date of grant). The options shall vest and become exercisable to the extent of one-third of the shares covered at the end of each of the first three years following the date of grant, but shall only be exercisable while Mr. Osser is employed by Milestone or within 30 days after the termination of the Agreement.

Item 8.01:	Other Matters.

On September 1, 2009, we issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01:	Financial Statements and Exhibits

(d)	Exhibits:

	99.1	Press Release dated September 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE SCIENTIFIC INC.

By:	/s/ Leonard Osser

Leonard Osser Chief Executive Officer

Dated: September 1, 2009